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                                                                    EXHIBIT 99.1


SALTON ANNOUNCES FIRST QUARTER RESULTS

GROSS PROFIT MARGIN UP, WITH OPERATING INCOME IMPROVING $11 MILLION

LAKE FOREST, Ill., (BUSINESS WIRE) -- Salton, Inc. (NYSE: SFP) announced today fiscal results for its first quarter ended September 30, 2006. The Company reported net sales of $138.3 million in the first quarter of fiscal 2007 and a loss of $10.0 million, or $(0.70) per share, versus net sales of $148.4 million in the first quarter of fiscal 2006 and net income of $29.7 million, or $1.83 per diluted share. The net income reported in fiscal 2006 included a pretax gain of $21.7 million resulting from the early settlement of debt associated with the Company's private debt exchange offer and a $27.8 million gain associated with the sale of its 52.6% ownership interest in the South African subsidiary, AMAP.

The decrease in sales in the first quarter of fiscal 2007 was primarily due to the sale of the tabletop business, other planned product discontinuation, and some inventory shortages that resulted from the Company's liquidity constraints at the beginning of the quarter. The liquidity constraints that impacted the fiscal 2007 first quarter results were resolved during the quarter as a result of the company receiving an amendment from the lenders under its senior secured credit facility. Foreign sales increased by $6.5 million, of which $2.5 million was a result of favorable foreign exchange rate fluctuations.

Gross profit for the first quarter of fiscal 2007 increased from $29.5 million (19.9%) in 2006 to $34.4 million (24.9%) in 2007. This increase is primarily a result of a more favorable product mix including fewer closeouts and a higher percentage of core products in 2007. Additional improvements of $0.9 million resulted from a domestic decline in distribution expenses primarily as a result of



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the Company's U.S. cost reduction programs. In addition to improved mix, as a percent of sales, gross margins on the core business lines showed an increase in spite of material cost increases on plastics, copper, steel and corrugated materials.

Selling, general and administrative expenses decreased to $33.5 million for first quarter of fiscal 2007 compared to $40.4 million for first quarter of fiscal 2006. U.S. operations reduced selling, general and administrative expenses by $5.4 million, while foreign operations reduced selling, general and administrative expenses by $1.5 million primarily in the European market as costs were realigned globally with current sales volumes. The Company reported operating income of $0.1 million in the first quarter of fiscal 2007, compared to an operating loss of $11.0 million in the first quarter of fiscal 2006.

The average amount of all debt outstanding was $341.6 million for the first quarter of 2007 compared to $434.9 million for the first quarter of 2006. Net interest expense was $9.3 million for the first quarter of fiscal 2007 compared to $11.0 million for the first quarter of fiscal 2006.

"We are pleased that through tight cost controls we were able to increase our gross margins, helping to overcome some of the challenges Salton faced due to liquidity constraints during the first quarter," said Salton CEO Leon Dreimann. "The operating results, particularly in the U.S., reflect the reduction of more than $100 million in cumulative operating expenses we have achieved over the past two years. We believe we can continue to eliminate additional costs, making Salton more competitive despite high commodity prices."


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Business Outlook:

"As Salton enters the Holiday Season, the Company has improved its competitive position through our aggressive cost reduction program and new production innovation," said Mr. Dreimann. "Competitive pressures in the small appliance market are bringing change to the industry, and Salton has positioned itself through an improved balance sheet and lower cost structure to remain an industry leader. We are excited by the early response from retailers to many of our products for the Holiday Season. We also look forward to the launch of our new hydrogen grill in mid 2007, which will combine the best of the George Foreman Grill with innovative technology."

The Company will hold a conference call today at 9 a.m. ET today to discuss these results. Mr. Dreimann, Chief Executive Officer and William Lutz, Chief Financial Officer will host the call. Interested participants should call (800) 968-9265 when calling from the United States or (706) 679-3061 when calling internationally. Please reference Conference I.D. Number 2029735. There will be a playback available until midnight December 14, 2006. To listen to the playback, please call (800) 642-1687 when calling within the United States or
(706) 645-9291 when calling internationally. Please use pass code 2029735 for the replay.


This call is also being webcast and can be accessed at Salton's web site at www.saltoninc.com until December 14, 2006. The conference call can be found under the subheadings, "Stock Quotes" and then "Audio Archives."

About Salton, Inc.

Salton, Inc. is a leading designer, marketer and distributor of branded, high-quality small appliances, home decor and personal care products. Its product mix



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includes a broad range of small kitchen and home appliances, electronics for the home, time products, lighting products, picture frames and personal care and wellness products. The Company sells its products under a portfolio of well recognized brand names such as Salton(R), George Foreman(R), Westinghouse (TM), Toastmaster(R), Melitta(R), Russell Hobbs(R), Farberware(R), Ingraham(R) and Stiffel(R). It believes its strong market position results from its well-known brand names, high-quality and innovative products, strong relationships with its customer base and its focused outsourcing strategy.

Certain matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include: Salton's ability to repay or refinance its indebtedness as it matures and satisfy the redemption obligations under its preferred stock agreements; Salton's ability to realize the benefits it expects from its U.S. restructuring plan; Salton's substantial indebtedness and restrictive covenants in Salton's debt instruments; Salton's ability to access the capital markets on attractive terms or at all; Salton's relationship and contractual arrangements with key customers, suppliers and licensors; pending legal proceedings; cancellation or reduction of orders; the timely development, introduction and customer acceptance of Salton's products; dependence on foreign suppliers and supply and manufacturing constraints; competitive products and pricing; economic conditions and the retail environment; international business activities; the risks related to intellectual property rights; the risks relating to regulatory matters and other risks and uncertainties detailed from time to time in Salton's Securities and Exchange Commission Filings.


Contact: Gary Nash, CEOcast, Inc. for Salton at (212) 732-4300




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                      SALTON, INC.
               CONSOLIDATED BALANCE SHEET
            (IN THOUSANDS, EXCEPT SHARE DATA)

ASSETS                                                                   9/30/06         7/1/06
CURRENT ASSETS:
   Cash                                                                 $  13,495      $  18,103
   Compensating balances on deposit                                        39,696         39,516
   Accounts receivable, less allowance:                                   132,236        117,094
     2007 - $10,604; 2006 - $9,440
   Inventories                                                            146,133        143,997
   Prepaid expenses and other current assets                               16,454         14,809
   Prepaid income taxes                                                     3,237          1,332
   Deferred income taxes                                                    5,438          5,433
                                                                        ------------------------
       TOTAL CURRENT ASSETS                                               356,689        340,284

 Net Property, Plant and Equipment                                         38,572         40,460

Tradenames                                                                160,138        159,675
Non-current deferred tax asset                                              3,355          3,269
Other assets                                                               10,540          9,844
                                                                        ------------------------
TOTAL ASSETS                                                            $ 569,294      $ 553,532
                                                                        ========================

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Revolving line of credit and other current debt, including
     accrued interest of $10,971 and $10,971, respectively              $  58,882      $  32,518
   Accounts payable                                                        90,664         91,308
   Accrued expenses                                                        29,423         28,081
   Accrued interest                                                         7,250          5,028
   Income Taxes Payable                                                     1,677            702
                                                                        ------------------------
       TOTAL CURRENT LIABILITIES                                          187,896        157,637

Non-current deferred income taxes                                          16,022         16,271
Senior subordinated notes due 2008, including an adjustment
   of $1,580 and $1,829 to the carrying value related to
   interest rate swap agreements, respectively                             61,306         61,531
Second lien notes, including accrued interest
   of $7,619 and $13,136, respectively                                    110,891        116,407
Series C preferred stock, $.01 par value;
  authorized 150,000 shares; 135,217 shares issued                          9,198          8,922
Term loan and other notes payable                                         117,729        117,908
Other long term liabilities                                                15,635         15,668
                                                                        ------------------------
       TOTAL LIABILITIES                                                  518,677        494,344
Redeemable convertible preferred stock, $.01 par value; authorized,
  2,000,000 shares; 40,000 shares issued                                   40,000         40,000
STOCKHOLDERS' EQUITY:
   Common stock, $.01 par value; authorized
     40,000,000 shares; issued and outstanding
     2007-14,384,390 shares, 2006-14,386,390 shares                           178            178
   Treasury stock,  7,885,845 shares, at cost                             (65,793)       (65,793)
   Additional paid-in capital                                              64,818         63,854
   Accumulated other comprehensive income                                  10,786         10,297
   Retained Earnings                                                          628         10,652
                                                                        ------------------------
       TOTAL STOCKHOLDERS' EQUITY                                          10,617         19,188
                                                                        ------------------------
  TOTAL LIABILITIES AND STOCKHOLDER EQUITY                              $ 569,294      $ 553,532
                                                                        ========================


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                                   SALTON, INC
                       CONSOLIDATED INCOME STATEMENTS
              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                   (UNAUDITED)

                                                               13 WEEKS ENDED
                                                        SEPT 30, 2006     OCT 1, 2005
                                                        ------------------------------
NET SALES                                               $    138,307      $    148,416
Cost of Sales                                                 94,178           108,371
Total Distribution Expense                                     9,687            10,548
                                                        ------------------------------
GROSS PROFIT                                                  34,442            29,497
Total Selling, General & Administrative                       33,546            40,418
Restructuring Costs                                              845               117
                                                        ------------------------------
OPERATING INCOME (LOSS)                                           51           (11,038)
Interest Expense                                               9,277            11,049
Gain-Early Settlement of Debt                                      0           (21,655)
                                                        ------------------------------
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES           (9,226)             (432)
Income Tax Expense (Benefit)                                     798              (545)
                                                        ------------------------------
NET LOSS (INCOME) FROM CONTINUING OPERATIONS                 (10,024)              113
Income from Discontinued Operations, net of Tax                    0             1,735
Gain on Sale of Discontinued Operations, net of Tax                0            27,816
                                                        ------------------------------
NET (LOSS) INCOME                                       $    (10,024)     $     29,664
                                                        ==============================

WEIGHTED AVG COMMON SHARES OUTSTANDING                    14,384,961        15,745,323
WEIGHTED AVG COMMON & COMMON EQUIV SHARE                  14,384,961        16,249,880

NET (LOSS) INCOME PER COMMON SHARE: BASIC
   (Loss) income from continuing operations             $      (0.70)     $       0.01
   Income from discontinued operations, net of tax                --              0.11
   Gain on sale of discontinued operations                        --              1.76
                                                        ------------------------------
NET (LOSS) INCOME PER COMMON SHARE: BASIC               $      (0.70)     $       1.88
                                                        ==============================

NET (LOSS) INCOME PER COMMON SHARE: DILUTED
   (Loss) income from continuing operations             $      (0.70)     $       0.01
   Income from discontinued operations, net of tax      $         --      $       0.11
   Gain on sale of discontinued operations              $         --      $       1.71
                                                        ------------------------------
NET (LOSS) INCOME PER COMMON SHARE: DILUTED             $      (0.70)     $       1.83
                                                        ==============================